EXHIBIT 21.1


                            SILVERSTAR HOLDINGS, LTD.
                             PRINCIPAL SUBSIDIARIES
                               AS OF JUNE 30, 2003


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            Name                                     State of Incorporation           Conducts Business Under
            ----                                     ----------------------           -----------------------

First South Africa Holdings (PTY), Ltd.                   South Africa                         Same
First South Africa Management Corp.                         Delaware                    Silverstar Holdings
Fantasy Sports, Inc.                                        Delaware                           Same
Student Sports, Inc.                                        Delaware                           Same



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